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                                   EXHIBIT 99
FOR IMMEDIATE RELEASE
October 2, 2001

                             N E W S    R E L E A S E

Charles J. Dolezal                               Paul von Gunten
President and Chief Executive                    President and Chief Executive
  Officer                                           Officer
National Bancshares Corporation                  Peoples Financial Corporation
112 West Market Street                           211 Lincoln Way East
Orrville, OH  44667                              Massillon, OH  44646
(330) 682-1010                                   (330) 832-7441

                       NATIONAL BANCSHARES CORPORATION AND
               PEOPLES FINANCIAL CORPORATION SIGN MERGER AGREEMENT

         Orrville, Ohio - National Bancshares Corporation (OTC Bulletin Board "NBOH") and Peoples Financial Corporation (Nasdaq SmallCap "PFFC") jointly announced today the signing of a definitive agreement for the merger of Peoples Financial into National Bancshares, and Peoples Federal S&L of Massillon, the wholly-owned subsidiary of Peoples Financial, into First National Bank of Orrville, the wholly-owned subsidiary of National Bancshares. National Bancshares is a full-service community banking organization with 11 offices located in Wayne County and southern Medina County. Peoples Financial operates three full-service branches in Massillon and a loan production office in North Canton, Ohio.

         Under the terms of the agreement, National Bancshares will pay $12.25 in cash for each of the 1,234,085 outstanding shares of Peoples Financial. The aggregate transaction value will be approximately $15.2 million. The merger is expected to be consummated in the first quarter of 2002, pending approval by Peoples' shareholders, regulatory approval and other customary conditions of closing.








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 At June 30, 2001, Peoples Financial had total assets of $106.1 million, deposits of $75.1 million and shareholders' equity of $10.5 million. For the twelve months ended June 30, 2001, Peoples Financial reported net income of $578,000 with return on average assets of 0.56% and a return on average equity of 5.56%.

         At June 30, 2001, National Bancshares had total assets of $198.1 million, deposits of $159.5 million and shareholders' equity of $30.2 million. For the twelve months ended June 30, 2001, National Bancshares reported net income of $2.6 million with return on average assets of 1.30% and a return on average equity of 9.00%.

         Charles J. Dolezal, President and Chief Executive Officer of National Bancshares Corporation, stated, "We are very pleased to announce this merger with Peoples Financial Corporation. This represents the most significant growth opportunity in the history of our company. This transaction provides National Bancshares with an opportunity to expand into an adjacent and attractive market area. With the acquisition of Peoples Financial we will now be well positioned to pursue other growth opportunities. We look forward to welcoming Peoples' customers and employees."

         Paul von Gunten, President and Chief Executive Officer of Peoples Financial Corporation, stated, "We believe that this transaction will benefit our shareholders, customers, employees and community. Now that we will be part of a commercial bank, our customers can expect us to offer additional banking products and services and our employees will have the opportunity to grow and prosper as part of a larger community bank with a similar customer service philosophy. As part of National Bancshares we will be in a stronger competitive position in the years ahead."






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